Exhibit 1.2

UNITED STATES CELLULAR CORPORATION

(a Delaware corporation)

Debt Securities

TERMS AGREEMENT

November 16, 2015

To:                             United States Cellular Corporation
8410 West Bryn Mawr Avenue
Chicago, Illinois 60631

Ladies and Gentlemen:

We understand that United States Cellular Corporation, a Delaware corporation (the “Company”), proposes to issue and sell $300,000,000 aggregate principal amount of its 7.25% Senior Notes due 2064  (the “Securities”). Subject to the terms and conditions set forth or incorporated by reference herein, we the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the principal amount of Securities opposite their names set forth below at the purchase price set forth below.

Underwriters	Principal Amount of Securities
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$52,800,000
Morgan Stanley & Co. LLC	52,800,000
RBC Capital Markets, LLC	52,800,000
UBS Securities LLC	52,800,000
Wells Fargo Securities, LLC	52,800,000
Citigroup Global Markets Inc.	15,000,000
BNY Mellon Capital Markets, LLC	4,500,000
Comerica Securities, Inc.	4,500,000
TD Securities (USA) LLC	4,500,000
U.S. Bancorp Investments, Inc.	4,500,000
Drexel Hamilton, LLC	1,500,000
Samuel A. Ramirez & Company, Inc.	1,500,000
Total	$300,000,000

The Underwritten Securities shall have the following terms:

Debt Securities

Title:	7.25% Senior Notes due 2064

Rank:	Senior unsecured obligations of the Company

Aggregate principal amount of Initial Underwritten Securities:	$300,000,000

Denominations:	$25 and integral multiples of $25 in excess thereof

Currency of payment:	US Dollars

Interest rate:	7.25% per annum

Interest payment dates:	March 1, June 1, September 1 and December 1, commencing March 1, 2016

Regular record dates:	The first business day preceding the respective interest payment date

Stated maturity date:	December 1, 2064

Redemption provisions:

The Notes may be redeemed, in whole or in part, at the Company’s option at any time on and after December 1, 2020 at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to the redemption date

Sinking fund requirements:	None

Conversion provisions:	None

Listing requirements:	NYSE within 30 days of settlement date

CUSIP / ISIN:	911684 603 / US9116846034

Price to Public:	$25 per Note; 100% of the principal amount, plus accrued interest, if any, from November 23, 2015

Purchase price:	$24.2125 per Note; 96.850% of principal amount, plus accrued interest, if any, from November 23, 2015

Form:	Book-entry only

Other terms and conditions:	None

Initial Sale Time:	3:00 P.M., New York City time, on November 16, 2015

Free writing prospectus included in Disclosure Package (See Section 1(a)(2)):	Free writing prospectus, dated November 16, 2015

Electronic road show or other written communications included in Company Additional Written Communication (See Section 1(a)(6)):	None

Restriction on Sale of Securities:	November 16, 2015 and continuing to and including 30 days thereafter, except with prior written consent from the Representatives

Closing date and location:	November 23, 2015 at the offices of Sidley Austin LLP, One S. Dearborn Street, Chicago, Illinois 60603

2

All of the provisions contained in the document attached as Annex I hereto entitled “UNITED STATES CELLULAR CORPORATION — Debt Securities — Final Term Sheet” as was filed with the Securities and Exchange Commission on November 16, 2015 and the document attached as Annex II hereto entitled “UNITED STATES CELLULAR CORPORATION — Debt Securities — Underwriting Agreement” are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein.  Terms defined in such document are used herein as therein defined.

[Remainder of page intentionally left blank; signatures appear on next page]

3

Please accept this offer no later than 4:00 o’clock P.M. (New York City time) on November 16, 2015 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

MORGAN STANLEY & CO. LLC
RBC CAPITAL MARKETS, LLC
UBS SECURITIES LLC

WELLS FARGO SECURITIES, LLC

As Representatives of the Several

Underwriters Referred to Below

BY: WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley
Authorized Signatory

Acting on behalf of itself and the other named Underwriters.

[Signature Page to the Terms Agreement]

Accepted:

UNITED STATES CELLULAR CORPORATION

By	/s/ LeRoy T. Carlson, Jr.
	Name:	LeRoy T. Carlson, Jr.
	Title:	Chairman

By	/s/ Kenneth R. Meyers
	Name:	Kenneth R. Meyers
	Title:	President and Chief Executive Officer

[Signature Page to the Terms Agreement]

Annex I to Terms Agreement

Form of Pricing Term Sheet

Free Writing Prospectus

(To Prospectus dated November 16, 2015 and

Preliminary Prospectus Supplement Dated November 16, 2015)

United States Cellular Corporation

7.25% Senior Notes due 2064

Pricing Term Sheet

Issuer:	United States Cellular Corporation

Expected Ratings (Moody’s / S&P / Fitch)*:	Ba1/BB/BB+

Security:	7.25% Senior Notes due 2064

Principal Amount:	$300,000,000

Overallotment Option:	None

Denominations:	$25 and integral multiples of $25 in excess thereof

Trade Date:	November 16, 2015

Settlement Date:	November 23, 2015 (T+5)

Maturity Date:	December 1, 2064

Coupon:	7.25%

Interest Payment Dates:	March 1, June 1, September 1 and December 1, commencing March 1, 2016 (long first coupon)

Price to Public:	$25 per note

Optional Redemption:

The Issuer may redeem the Notes, in whole or in part, at any time on and after December 1, 2020 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

Listing:

The Issuer intends to list the Notes on the New York Stock Exchange under the symbol “UZC” and expects trading in the Notes on the New York Stock Exchange to begin within 30 days after the Settlement Date.

CUSIP/ISIN:	911684 603 / US9116846034

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

A-I-1

Morgan Stanley & Co. LLC RBC Capital Markets, LLC UBS Securities LLC Wells Fargo Securities, LLC

Lead Manager:	Citigroup Global Markets Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC Comerica Securities, Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

Underwriters:	Drexel Hamilton, LLC Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or e-mail dg.prospectus_requests@baml.com; or Morgan Stanley & Co. LLC toll-free at 1-800-584-6837; or RBC Capital Markets, LLC toll-free at 1-866-375-6829; or UBS Securities LLC toll-free at 1-888-827-7275; or Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or e-mail wfscustomerservice@wellsfargo.com.

A-I-2

Annex II to Terms Agreement

UNITED STATES CELLULAR CORPORATION

Underwriting Agreement

[see attached]

A-II-1